Exhibit 99.1

FOR RELEASE

UNITIL FILES FOR AN INCREASE IN NATURAL GAS DISTRIBUTION RATES FOR NEW HAMPSHIRE CUSTOMERS

HAMPTON, NH, June 5, 2017: Unitil Corporation (NYSE:UTL) (www.unitil.com) announced today that its New Hampshire local natural gas distribution utility filed a rate case requesting approval to increase its natural gas distribution base rates with the New Hampshire Public Utilities Commission.

Unitil has requested an increase of $4.7 million in base revenue, or an increase of approximately 7 percent over total operating revenue. The filing includes a request for temporary rates effective August 1, 2017. A final order on the filing is expected in mid-2018. The filing also includes a proposal for a multi-year rate plan which would provide for the recovery of costs associated with operational and safety-related improvements and upgrades Unitil is making to its gas distribution system in New Hampshire over the next several years.

If the rates are approved as filed, the typical residential gas heating customer using an average of 62 therms would see a monthly increase of $10.10, or about 10 percent. Impacts on other individual customers will vary depending upon rate class and usage characteristics.

About Unitil Corporation

Unitil Corporation provides energy for life by safely and reliably delivering natural gas and electricity in New England. We are committed to the communities we serve and to developing people, business practices, and technologies that lead to the delivery of dependable, more efficient energy. Unitil Corporation is a public utility holding company with operations in Maine, New Hampshire and Massachusetts. Together, Unitil’s operating utilities serve approximately 104,300 electric customers and 79,900 natural gas customers. Other subsidiaries include Usource, Unitil’s non-regulated business segment. For more information about our people, technologies, and community involvement please visit www.unitil.com.

For more information please contact:

David Chong – Investor Relations

Phone: 603-773-6499

Email: chong@unitil.com

Alec O’Meara – Media Relations

Phone: 603-773-6404

Email: omeara@unitil.com

6 Liberty Lane West

Hampton, NH 03842

T 603.772.0775

www.unitil.com